Mail Stop 4561
								August 22, 2005


Robert M. Daugherty
President and Chief Executive Officer
AmericanWest Bancorporation
41 West Riverside Avenue, Suite 400
Spokane, Washington
99201

Re:	AmericanWest Bancorporation
	Form 10-K for Fiscal Year Ended December 31, 2004
	File No. 000-18561

Dear Mr. Daugherty:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      Sincerely,



      Don Walker
Senior Assistant Chief Accountant


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Robert M. Daugherty
AmericanWest Bancoporation
July 28, 2005
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